EXHIBIT 99.1

AMERICAN BUILDING CONTROL ELECTS JAMES COLLIER SPARKS PRESIDENT AND CHIEF EXECUTIVE OFFICER AND ISSUES UPDATE TO SHAREHOLDERS

San Antonio, Texas – August 2, 2004 – American Building Control, Inc. (NASDAQ: ABCX) announces that James Collier Sparks, the President of the Company’s MDI Security Systems® business unit, has been appointed President and Chief Executive Officer of the Company.

“Mr. Sparks brings to the Company 25 years of experience in the security industry, with expertise in system integration, manufacturing and marketing that is particularly valuable for the growth of the Company. Since Mr. Sparks joined the Company in January 2004, he has overseen the successful restructuring of MDI, making it the cornerstone of the Company”, said Carlo Loi, Chairman of the Company.

“We have completed the initial actions to position our Company for growth”, said Mr. Sparks. “Our corporate overhead has been significantly reduced and with Jon Greenwood, CFO, and Richard Larsen, Sr. Vice President and General Counsel, we now have a dedicated team of seasoned executives to lead the Company. We have sold businesses that were not key to the development of our core MDI based competencies. We have successfully launched MDI’s latest integrated security management system, Security Suite™ Version 6.2 of SAFEnet® and have built a distribution channel by adding over 40 new dealers and integrators under the direction of Conrad Hartwig, our Senior Vice President of Sales. Finally, we are now realizing the fruits of our efforts as we have recently completed delivery of a Homeland Security Project including SAFEnet DMS Video and Access Control worth over $1 million to the Company”, said Mr. Sparks.

“The Company is well positioned to participate in the global electronic security market”, said Mr. Loi. “We have no debt and are adequately capitalized for growth. As a result of the past six months of consolidating our businesses, we will dramatically lower operating expenses in the future. Finally, with the addition of Mr. James Power to our Board of Directors, we have greatly increased the security industry expertise on our Board and we will benefit from the immense experience Mr. Power has gained from his 50 years of operating security businesses throughout the world”, said Mr. Loi.

“The 45,000 square foot MDI mixed-use facility in Rancho Cucamonga, California has been closed and the Company’s engineering group now occupies approximately 6,000 square feet in Ontario, California. In addition, now that the sale of the Company’s Industrial Vision Source® and SecurityandMore® business units to Mace International, Inc. has been successfully concluded, the Company will complete the move of its remaining Lewisville, Texas operations to a 32,000 square foot facility in San Antonio over the next several weeks and close the Lewisville facility. This will substantially reduce the operating costs associated with leasing almost 160,000 square feet in Lewisville that was no longer needed”, said Mr. Sparks. The Company has also consolidated its Austin, Texas-based ABM Data Systems business and its Fairfax, VA operations into the San Antonio facility. We are executing our plan in accordance with our previously disclosed strategy in the April 16, 2004 press release.

About American Building Control, Inc.

American Building Control (NASDAQ: ABCX) is an established global leader in providing centralized, integrated security management solutions to corporate, government and institutional enterprises. For more information on American Building Control, Inc., please visit our website at www.americanbuildingcontrol.com.

About MDI Security Systems

For 25 years, MDI Security Systems has been securing clients across the globe by delivering the most dependable access control and integrated security management solutions available. As a security industry pioneer and technical thought leader, MDI continues to deliver value to its shareholders through the development of market-driven, technically superior security systems that can be managed from a centralized point of control. By combining a quarter century of expertise with thousands of worldwide users from a variety of industries including financial, transportation, manufacturing, education, government, defense and homeland security, MDI is able to maintain the highest return on investment in the industry for its client base. More information on MDI Security Systems and its solutions can be found at www.mdisecure.com.

Forward-Looking and Cautionary Statements

Except for historical information and discussions contained herein, certain statements included in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the Company’s filings with the Securities and Exchange Commission.

CONTACT: Richard A. Larsen, American Building Control, Inc., 9725 Datapoint Drive, San Antonio, Texas (210) 582-2664; www.americanbuildingcontrol.com.